EXHIBIT 99.2

CROFF ENTERPRISES, INC. ANNOUNCES MERGER PLAN

DENVER, CO--(MARKET WIRE)--December 14, 2006--Croff Enterprises, Inc. OTCBB “COFF” announced today that it has signed an Agreement to acquire Taiyuan Rongan Business Trading Company, located in Taiyuan, Shanxi Province, China, in a stock for stock exchange. TRBT operates six shopping malls in the city of Taiyuan, China, of which it has 76% ownership. If approved, the business of Croff will change from oil and gas production to the building and operation of shopping malls in China. The Agreement provides for Croff to issue 11,144,150 common shares (92.5% of outstanding common shares after closing) to the TRBT shareholders for 80% of TRBT.

Pursuant to the Agreement, the existing Croff oil and gas assets and related accounts, pledged to the Pfd B shares, would be acquired by companies owed by Gerald L. Jensen, Chairman and President of Croff, the “Croff principals,” which currently own 67.2% of the Preferred B shares. The Croff Principals would acquire the remaining 32.8% of the Preferred B assets in exchange for $600,000 paid to the Company. The Company would then issue two common shares for each Pfd. B share held by the remaining public Pfd. B shareholders, and cancel all Preferred B shares.

Based on the December 31, 2005, audited financial statements, Croff had operating revenue of $934,525, net income of $289,887, and shareholders equity of $1,314,320, attributed to both the Croff Pfd and common shares. TRBT had operating revenue of $13,148,871, net income of $3,264,406, and shareholders equity of $14,003,357, all attributed to the TRBT common shares.

The Agreement is subject to submittal of a Proxy and shareholder approval by both companies. If approved, TRBT would select the new Board and officers of Croff. The Agreement provides for Croff to pay a dividend of $.20 per common share prior to the closing. The form 8-K submitted to the SEC and complete Agreement can be viewed on the Croff website at www.Croff.com.

Croff is an independent energy company engaged in the business of oil and natural gas production, primarily through ownership of perpetual mineral interests and acquisition of producing oil and natural gas leases. This news release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

For further information contact:
Jennifer Miller
Chief Accounting Officer
Croff Enterprises, Inc.
Phone: 303-383-1555
Jennifer@croff.com